Exhibit 99.5

CONTACTS

Grupo Modelo

Eduardo Zamarripa - 52-55 2266-0000 ext. 4708

Constellation Brands

Media: Mike Martin – 585-218-3669

Investor: Bob Czudak — 585-218-3668

Grupo Modelo, Constellation Brands Beer Import Joint Venture, Crown Imports LLC, Operational

CHICAGO, Jan. 2, 2007 – Crown Imports LLC, a beer importation and marketing joint venture owned by Grupo Modelo, S. A. de C. V. (MX: GMODELOC), Mexico’s leading company in the brewing, distribution and sale of beer, and Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international beverage alcohol producer, importer and marketer, today announced the joint venture is operational as scheduled. The joint venture will import to the United States the Corona Extra, Corona Light, Negra Modelo, Modelo Especial and Pacifico brands owned by Grupo Modelo, in addition to Tsingtao from China and St. Pauli Girl from Germany. This marks the first time since the 1978 introduction of Grupo Modelo brands into the U.S. that they have been imported and marketed by a single entity.

As previously announced, the Crown Imports LLC joint venture is headquartered in Chicago and will be led by Bill Hackett, formerly president of Constellation’s Barton Beers, and it will have a board of directors half from Grupo Modelo and half from Constellation Brands. The joint venture’s Internet Web site is: <crownimportsllc.com>.

In the U.S., Corona Extra is the #1 import beer, Corona Light the #1 light beer import and #7 overall import, Modelo Especial is the #3 imported beer, Pacifico is the #15 import, Negra Modelo #19 and the #1 dark beer import, Tsingtao the #1 Chinese beer import and St. Pauli Girl the #2 German import.

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About Grupo Modelo

Founded in 1925, Grupo Modelo is the leader in the production and marketing of beer in Mexico, with 62.8 percent of the total (domestic and export) market share, as of Dec. 31, 2005. The company has seven brewing plants in Mexico, with a total annual installed capacity of 60 million hectoliters. Grupo Modelo currently brews and distributes 12 brands; Corona Extra, the number one Mexican beer in the world, Corona Light, Modelo Especial, Victoria, Pacifico, Negra Modelo among others. The company exports five brands with a presence in more than 150 countries, and it is the exclusive importer of Anheuser-Busch products in Mexico.

About Constellation Brands

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Almaden, Arbor Mist, Vendange, Woodbridge by Robert Mondavi, Hardys, Goundrey, Nobilo, Kim Crawford, Alice White, Ruffino, Kumala, Robert Mondavi Private Selection, Rex Goliath, Toasted Head, Blackstone, Ravenswood, Estancia, Franciscan Oakville Estate, Inniskillin, Jackson-Triggs, Simi, Robert Mondavi Winery, Stowells, Blackthorn, Black Velvet, Mr. Boston, Fleischmann’s, Paul Masson Grande Amber Brandy, Chi-Chi’s, 99 Schnapps, Ridgemont Reserve 1792 and Effen Vodka. Constellation Brands, through Crown Imports LLC, imports and markets Corona Extra, Corona Light, Pacifico, Modelo Especial, Negra Modelo, St. Pauli Girl and Tsingtao beers. For additional information about Constellation Brands, as well as its product portfolio, visit the company’s Web site at www.cbrands.com.

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